Exhibit 99.1

FOR IMMEDIATE RELEASE

The Necessity Retail REIT Completes Over 685,000 Square Feet, $9 Million of Leasing in Second Quarter

NEW YORK – July 6, 2023 - The Necessity Retail REIT, Inc. (Nasdaq: RTL/ RTLPP / RTLPO) (“RTL” or “the Company”) announced today that it completed approximately 686,000 square feet of new and renewal leases (the “2Q Leases”) with 57 tenants during the quarter ended June 30, 2023. The 2Q Leases total approximately $9.06 million in base rent during the first year of term. The Company signed 19 new leases totaling nearly 247,000 square feet with a weighted average lease term of 10.4 years, based on first year base rent. Additionally, the Company signed 38 lease renewals totaling nearly 440,000 square feet with a weighted average lease term of 5.4 years.

“RTL continued to demonstrate the strength of necessity retail with excellent leasing results in the second quarter,” said Michael Weil, CEO of RTL. “We signed or renewed leases with a wide variety of national and local tenants at properties across our portfolio. Sixteen leases were signed with anchor tenants in our open-air shopping center segment, including high-traffic tenants such as Academy Sports & Outdoors, Burlington Coat Factory, Best Buy and Dick’s Sporting Goods. Among lease renewals, the 6.4% leasing spread we achieved in the combined first and second quarters signals strong ongoing demand for our high-quality retail space.”

About The Necessity Retail REIT Where America Shops

The Necessity Retail REIT, Inc. (Nasdaq: RTL) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about RTL can be found on its website at www.necessityretailreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the actual results or events to be materially different. The words “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of (i) the global COVID-19 pandemic, including actions taken to contain or treat COVID-19, (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on the Company, the Company’s tenants and the global economy and financial markets, and (iii) inflationary conditions and higher interest rate environments, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 23, 2023, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

ir@rtlreit.com

(866) 902-0063